EXHIBIT 4.8

AMENDMENT NO. 5
TO
WINDSTREAM 401(k) PLAN
(January 1, 2011 Restatement)

WHEREAS, Windstream Corporation (the "Company") maintains the Windstream 401(k) Plan, as amended and restated effective as of January 1, 2011, as subsequently amended (the "Plan"); and

WHEREAS, the Company desires further to amend the Plan;

NOW THEREFORE, BE IT RESOLVED, that the Company hereby amends the Plan in the respects hereinafter set forth:

1. Effective as of September 19, 2012, a new Section 20.12 is added to the Plan to provide as follows:

20.12	Merger of the PAETEC Holding Corp. 401(k) Plan

Provisions regarding the merger of the PAETEC Holding Corp. 401(k) Plan into the Plan, effective as of September 19, 2012, are set forth in Appendix C.

2. Effective as of September 19, 2012, a new Appendix C is added to the Plan to provide as follows:

APPENDIX C

Merger of the PAETEC Holding Corp. 401(k) Plan into the Plan

ARTICLE CI
MERGER PROVISIONS

C1.01	Merger

Effective as of September 19, 2012, the PAETEC Holding Corp. 401(k) Plan (the "Paetec Plan") shall be merged into and made a part of the Plan, and the trust fund maintained in connection with the Paetec Plan shall be added to the assets of the Trust Fund to be disposed of under the terms, conditions, and provisions of the Plan and Trust. On and after September 19, 2012, the general provisions of the Plan shall govern with respect to the interests under the Paetec Plan of all persons except (i) as otherwise expressly provided in this Appendix C and (ii) to the extent the general provisions of the Plan are inconsistent with any provisions of the Paetec Plan that may not be eliminated under Section 411(d)(6) of the Code (and the regulations thereunder).

For purposes of clarity, the following forms of payment and in-service withdrawal provisions that were available under the Paetec Plan as in effect on September 19, 2012 shall be available under the Plan with respect to the Participant's Separate Account attributable to the Paetec Plan (and, as applicable, attributable to a particular sub-account under the Paetec Plan):

(1)	On or after a Participant's Settlement Date, single sum payment.

(2)	On or after a Participant's Settlement Date, installment form of payment, but only for Participants (or Beneficiaries) who have commenced installments prior to September 14, 2012.

(3)	In-service withdrawal of account balance, except for the amount attributable to the money purchase pension account of the Allworx Corporation 401(k) Profit Sharing Plan

and Trust as of October 31, 2008 (the “Money Purchase Pension Sub-Account”), upon attainment of age 59-1/2.

(4)	In-service withdrawal of account balance attributable to the Money Purchase Pension Sub-Account upon attainment of age 65.

(5)	Purchase of Qualified Joint and Survivor Annuity (as defined in Article CII) contract as normal form of payment for account balance attributable to the Money Purchase Pension Sub-Account.

(6)
Purchase of an annuity contract for account balance attributable to the Money Purchase Pension Sub-Account in the form of a joint and 75% survivor annuity (for the Participant's life with the Participant's Spouse as the survivor annuitant).

(7)
Following the death of a married Participant (under Federal law), purchase of a Qualified Preretirement Survivor Annuity (as defined in Article CII) contract as the normal form for account balance attributable to the Money Purchase Pension Sub-Account.

(8)	In-service withdrawals of amounts attributable to after-tax contributions at any time.

(9)	In-service hardship withdrawals of elective deferral contributions at any time.

(10)	In-service withdrawals of amounts attributable to rollover contributions at any time.

(11)	Distributions upon deemed severance from employment while performing military service pursuant to Section 414(u)(12)(B) of the Code.

Following the merger of the Paetec Plan into the Plan, (i) hardship withdrawals as provided in Article XIX of the Plan shall apply to the amounts attributable to the "elective deferral contributions" sub-account (excluding any earnings) under the Paetec Plan, (ii) the small benefit cash out as provided in Section 15.04 shall apply to the Participant's Separate Account (including the amounts attributable to the Paetec Plan), and (iii) the provisions in Article CII shall apply to the Money Purchase Pension Sub-Account.

C1.02	Accounts

As of September 19, 2012, Separate Accounts shall be established in accordance with the provisions of Section 11.07 in the name of each person who as of September 19, 2012 was a participant or beneficiary with an interest under the Paetec Plan (and for whom a Separate Account had not already been established). As of the date the assets of the trust fund of the Paetec Plan are received by the Trustee and deposited in the Trust Fund, there shall be credited to each such Separate Account or Sub-Account, as applicable, the value of such person's prior separate account or sub-account of the corresponding type under the Paetec Plan as certified to the Plan Administrator by the plan administrator of the Paetec Plan.

C1.03	Forfeitures

If a person who was a participant under the Paetec Plan (i) incurred a forfeiture under the Paetec Plan prior to September 19, 2012 (and such forfeiture has not been restored), (ii) resumes employment as an Employee under the Plan, and (iii) would have had the forfeiture restored under the Paetec Plan as in effect on September 19, 2012, such forfeiture shall be restored under the Plan in the same manner and under the same conditions as such forfeiture would have been restored under the Paetec Plan as in effect on September 19, 2012.

C1.04	Beneficiary Designations

Effective as of September 19, 2012, each beneficiary designation under the Paetec Plan shall be void and have no further effect. Article XVII of the Plan shall apply to determine the beneficiary with respect to the Separate Accounts or Sub-Accounts established under Section C1.02) of the Plan (or previously established under the Plan).

ARTICLE CII

QJSA AND QPSA PROVISIONS

C2.01	Money Purchase Pension Sub-Account

Notwithstanding any other provision of the Plan to the contrary, the provisions of this Article CII shall apply to the Money Purchase Pension Sub-Account.

C2.02	Definitions

For purposes of this Article CII, the following terms shall have the following meanings unless a different meaning is plainly required by the context:

The “automatic annuity form” means the form of annuity that will be purchased with the balance of the Participant's Money Purchase Pension Sub-Account unless the Participant elects another form of payment.

A “qualified election” means an election that is made during the qualified election period in the manner prescribed by the Plan Administrator. A “qualified election” of a form of payment other than a Qualified Joint and Survivor Annuity or designating a Beneficiary other than the Participant's Spouse to receive amounts otherwise payable as a Qualified Preretirement Survivor Annuity must include the written consent of the Participant's Spouse (under Federal law), if any. A Participant's Spouse will be deemed to have given written consent to the Participant's election if the Participant establishes to the satisfaction of a Plan representative that Spousal consent cannot be obtained because the Spouse cannot be located or because of other circumstances set forth in Section 401(a)(11) of the Code and regulations issued thereunder. The Spouse's written consent must acknowledge the effect of the Participant's election, must, if applicable, specify the form of payment selected instead of a Qualified Joint and Survivor Annuity and that such form may not be changed (except to a Qualified Joint and Survivor Annuity) without written Spousal consent and must be witnessed by a Plan representative or notary public. Any written consent given or deemed to have been given by a Participant's Spouse hereunder shall be irrevocable and shall be effective only with respect to such Spouse and not with respect to any subsequent Spouse.

The “qualified election period” with respect to the “automatic annuity form” means the 180 day period ending on the date distribution of his Money Purchase Pension Sub-Account is to be made. The “qualified election period” with respect to a Qualified Preretirement Survivor Annuity means the period beginning on the first day of the Plan Year in which the Participant attains age 35 or, if he terminates employment prior to such date, the day he terminates employment with his Employer and Controlled Group. A Participant whose employment has not terminated may make a “qualified election” designating a Beneficiary other than his Spouse for the Money Purchase Pension Sub-Account prior to the Plan Year in which he attains age 35; provided, however, that such election shall cease to be effective as of the first day of the Plan Year in which the Participant attains age 35.

A “Qualified Joint and Survivor Annuity” means, for a married Participant (under Federal law), an immediate annuity that is payable for the life of the Participant with a survivor annuity payable for the life of the Participant's Spouse that is equal to 50% of the amount of the annuity payable during the joint lives of the Participant and such Spouse and, for a Participant who is not married under Federal law, an immediate life annuity for the Participant's life.

A “Qualified Preretirement Survivor Annuity” means an annuity payable for the life of a Participant's Spouse if the married Participant (under Federal law) dies prior to the date distribution of his Money Purchase Pension Sub-Account is made. The Qualified Preretirement Survivor Annuity is only available with respect to a married Participant (under Federal law).

C2.03	Form of Payment

Unless a Participant elects an optional form of payment in the manner prescribed by the Plan Administrator pursuant to a qualified election during the qualified election period, distribution of the Money Purchase Pension Sub-Account shall be made to the Participant through the purchase of a single premium, nontransferable annuity contract in the form of the Qualified Joint and Survivor Annuity. Subject to the automatic annuity form and qualified election requirements described in this Article, a Participant may elect one of the following optional forms of payment for the Money Purchase Pension Sub-Account:

(a) Single sum payment

(b) Only for a married Participant (under Federal law), a single premium, nontransferable annuity contract in the form of a joint and 75% survivor annuity (for the Participant's life with the Participant's Spouse as the survivor annuitant).

If the Participant dies prior to the date distribution of his Money Purchase Pension Sub-Account is made and the Participant's Beneficiary with respect to the Money Purchase Pension Sub-Account is his Spouse (under Federal law), distribution of the Money Purchase Pension Sub-Account shall be made to the Spouse through the purchase of a single, premium, nontransferable annuity contract in the form of the Qualified Preretirement Survivor Annuity unless the Participant's Spouse elects to receive payment of the Money Purchase Pension Sub-Account in the form of a single sum payment.

If the Participant dies prior to the date distribution of his Money Purchase Pension Sub-Account is made and the Participant's Beneficiary with respect to the Money Purchase Pension Sub-Account is not his Spouse under Federal law (either because the Participant is not married on the date of his death or the Participant has designated a person or persons other than his Spouse as Beneficiary with his Spouse's written consent), payment of the Money Purchase Pension Sub-Account to the Beneficiary shall be made in the form of a single sum payment. A Participant may designate a person or person other than his Spouse as Beneficiary for the Money Purchase Pension Sub-Account (which is otherwise payable as a Qualified Preretirement Survivor Annuity) in the manner prescribed by the Plan Administrator pursuant to a qualified election during the qualified election period.

C2.04	Notice

For a Participant with a Money Purchase Pension Sub-Account, the notice provided in accordance with Section 15.03 shall also explain the terms and conditions of the automatic annuity form for the Money Purchase Pension Sub-Account, the Participant's right to choose a form of payment other than the applicable annuity form, and the rights of the Participant's Spouse.

IN WITNESS WHEREOF, the Company, by its duly authorized representative, has caused this Amendment No. 5 to the Windstream 401(k) Plan (January 1, 2011 Restatement) to be executed on this ____ day of September, 2012.

WINDSTREAM CORPORATION

By:____________________________________
Title: Member of the Benefits Committee